Exhibit 1.03

Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

Leading Global Specialty Coffee Roaster and Retailer to Deploy CDC Software’s CDC Factory
Manufacturing Operations Management Solution

CDC Factory to be Implemented at Plants in North America and Europe as Part of the Company’s
Strategy to Increase Capacity, Lower Costs, and Address Rising Commodity Prices and Increased
Competition

HONG KONG, ATLANTA–June 10, 2008 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that one of the world’s leading specialty coffee roasters and retailers plans to implement CDC Factory to help increase capacity, reduce costs, improve operational efficiency, expand its continuous improvement programs, and provide a standardized platform to unify processes, information and performance metrics across its plants. This win is the latest in several new customers who are implementing CDC Factory since its launch one year ago.

CDC Factory helps enterprises achieve breakthrough performance without additional investments in equipment, plant or workers. CDC Factory helps change human behavior on the plant floor by empowering employees to make real-time decisions. Faced with the significant rise in commodity prices in the food industry and increased competition, this global processor and retailer of specialty coffee selected CDC Factory to help offset some of these challenges. The coffee company also cited CDC Factory’s ease of use and the ability to use the solution as a platform for management change. CDC Factory is a manufacturing operations management solution specifically designed for the food and beverage and consumer products industries. The system integrates real time performance management, operations, quality, business analytics with best practices in lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement.

The coffee company was already using an OEE system that it felt did not provide sufficient real-time data and did not leverage the valuable human capital on the plant floor by empowering those workers to make immediate decisions where and when they could have the most impact. The coffee company expects that CDC Factory will integrate with its Oracle ERP application and provide real-time visibility into detailed operating metrics including production rates, yields, utilization, and per-unit cost. With CDC Factory, this critical information is provided both in real-time during production runs and in summary immediately at the end of a shift, and helps enable quick decisions that may eliminate inefficiencies and production cost overruns in the key areas such as labor utilization, materials and packaging waste, and administration time. Several customers using CDC Factory in food processing plants around the globe have reported significant increases in production efficiency ranging from approximately 5 percent to 20 percent, as well as reduced investments in raw materials and finished goods inventory and reduced cost of waste.

According to AMR Research’s Alert Article, ”CDC Software Delivers Operational Excellence,” published on July 2, 2007: “AMR Research’s Manufacturing Peer Forum members say that unlocking the potential of plant operations personnel and letting them take ownership of the improvement process has been highly successful in operations excellence initiatives. We couldn’t agree more, having been long been proponents of role-based, industry-specific templates for manufacturing-focused software applications. While this approach has been long embraced by MES and EAM best of breeds, ERP-based manufacturing software applications continue to deliver back-office user paradigms to the shop floor. This forces users rather than software to be adaptive. CDC Factory breaks this paradigm, offering users an easy-to-consume application that supports rather than hinders their productivity, while acting as a front end to virtually any back-end ERP.”

“We are very excited to have this premier coffee processor and retailer join our growing family of food processing and consumer products customers,” said Mark Sutcliffe, general manager of CDC Factory for CDC Software. “We believe this blue-chip customer win is yet another example of CDC Factory’s growing momentum and the market’s interest in the solution’s compelling value proposition. CDC Factory creates an environment of accountability and provides significant visibility into the shop floor which should help this forward-thinking company expand their Continuous Improvement Program throughout their operations and leverage their human capital on the plant floor which will help propel even greater levels of productivity and efficiency. We look forward to partnering with this leader in premium coffee for many productive years.”

CDC Factory is an out-of-the box MOM solution that can be deployed in as little as eight weeks with any of the leading ERP platforms. This packaged solution enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance.

About CDC Factory
CDC Factory is the first packaged manufacturing operations system for food and consumer products manufacturers. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. The solution enables bottom-line profit improvements within six months by exposing hidden opportunities for performance improvement. CDC Factory eliminates reams of paperwork and provides operators and supervisors with clear, real-time insight into the performance of production lines. CDC Factory empowers workers to improve production performance, increase operational efficiencies and see how they actively contribute to profitability.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements regarding or relating to, among others, our beliefs regarding the implementation of CDC Factory and the potential benefits thereof, expectations regarding the integration of CDC Factory with other software and the benefits thereof, our beliefs regarding the momentum of CDC Factory and the market perception and acceptance thereof, our beliefs regarding the potential operational benefits of using CDC Factory, the ability to leverage human capital on the plant floor and the ability to realize greater levels of productivity and efficiency, beliefs regarding the ability of CDC Factory to address the needs of process manufacturers such as this premier coffee processor, the ability improve efficiencies, improve production, yields, feedback, visibility and accountability into plant floor, metrics, operations and customer order fill rates, the ability of our products to provide key functionality, allow better decision making, drive cost savings and provide competitive advantages, reduce downtime due to inefficiency, improve changeover time, portion control and accountability, increase output, throughput and accuracy of root-cause analyses, realize additional cost savings, operating margins and competitive advantages, the ease and timing of deploying our solutions, and the ability to realize upfront value using our products. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions; and development of new functionalities which would allow companies to compete more effectively. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.